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------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
Pulitzer      Emily            R.        |    Pulitzer Inc. (PTZ)                          |       X   Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |     05/2000             |     -----
900 North Tucker Boulevard               |   (Voluntary)         |                         |
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | X  Form Filed by One Reporting Person
St. Louis         MO           63101     |                       |                         |---
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 |--- Reporting Person
                                         |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A) |5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)      |Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)     |Beneficially| Form:    | Indirect
                                      |              |               |                           |Owned at End| Direct   | Bene-
                                      |              |---------------|---------------------------|of Month    | (D) or   | ficial
                                      |              |       |       |            |(A) |         |(Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |            | or |         |  and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount     |(D) | Price   |            |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|------------|----|-------- |------------|--------- |---------
Common Stock, $.01 par value (01)     |              |       |       |            |    |         |370,639 (04)|   D      |  (05)
--------------------------------------|--------------|-------|-------|------------|----|-------- |------------|--------- |---------
Common Stock, $.01 par value (01)     | 05/11/2000   |  J    |       |191,679(02) |    |         |            |          |
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|----------|---------
Common Stock, $.01 par value (01)     | 05/24/2000   |  S    |       |62,696 (03) | D  |$39.875  |5,685,918(04)   I      |  (06)
--------------------------------------|--------------|-------|-------|------------|----|-------- |------------|--------- |---------
Common Stock, $.01 par value          |              |       |       |            |    |         |191,679     |   D      |
                                      |              |       |       |            |    |         |            |          |
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|--------- |---------
                                      |              |       |       |            |    |         |            |          |
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|--------- |---------
                                      |              |       |       |            |    |         |            |          |
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|--------- |---------
                                      |              |       |       |            |    |         |            |          |
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|--------- |---------
                                      |              |       |       |            |    |         |            |          |
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|--------- |---------
                                      |              |       |       |            |    |         |            |          |
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|--------- |---------
                                      |              |       |       |            |    |         |            |          |
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:
                                                                                /s/ Emily R. Pulitzer            June 9, 2000
  see attached page                                                            --------------------------------  -------------
                                                                               Signature of Reporting Person(1)      Date


**   Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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                           (Print or Type Responses)
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FORM 4 (continued)       Explanation of Responses

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         NAME: Emily R. Pulitzer                                     STATEMENT FOR MONTH/YEAR: 05/2000
               900 North Tucker Boulevard                                         ISSUER NAME: Pulitzer Inc. (PTZ)
               St. Louis, MO  63101
----------------------------------------------------------------------------------------------------------------------

     Note:  1  Table I. Item 1.
               Class B Common Stock which is convertible at any time, on a share-for-share basis, into Common Stock.

     Note:  2  Table I.  Iten 4.
               The reporting person converted 191,679 shares of Class B Common Stock into 191,679 shares of Common Stock, which are no longer subject to the Pulitzer Inc. Voting Trust described below.

     Note:  3  Table I. Item 4.
               These shares were contributed to an exchange fund in exchange for an interest in the exchange fund.  Immediately prior to the contribution to the exchange fund, the reporting person converted 62,696 shares of Class B Common Stock into 62,696 shares of Common Stock, which are no longer subject to the Pulitzer Inc. Voting Trust described below.

     Note:  4  Table I. Item 5.
               Mrs. Pulitzer may be deemed a "10% Owner" by virtue of the fact that she shares voting power with respect to
               12,851,586 shares of Class B Common Stock (which is convertible at any time, on a share-for-share basis, into Common
               Stock) held by the 1999 Pulitzer Inc. Voting Trust, of which she is a trustee.

     Note:  5  Table I. Item 7.
               Right to acquire upon conversion of 370,639 shares of Class B Common Stock held in the voting trust described above.

     Note:  6  Table I. Item 7.
               Right to acquire upon conversion of 5,685,918 shares of Class B Common Stock held by a Trust created by Joseph
               Pulitzer, Jr. under Indenture of Trust dated June 12, 1974, as amended on October 20, 1992.  Mrs. Pulitzer is the beneficiary of the trust.  Such shares are subject to the voting trust described above.

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